Exhibit 3.3

BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☒ Certificate of Designation

☐ Certificate of Amendment to Designation - Before Issuance of Class or Series

☐ Certificate of Amendment to Designation - After Issuance of Class or Series

☐ Certificate of Withdrawal of Certificate of Designation

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity:
Torchlight Energy Resources, Inc.

	Entity or Nevada Business Identification Number (NVID):	E0768622007-2

2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional):	Date:	Time:
(must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing:
Series B Special Voting Preferred Stock
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing:

5. Amendment of class or series of stock:	☐ Certificate of Amendment to Designation- Before Issuance of Class or Series
As of the date of this certificate no shares of the class or series of stock have been issued.
☐ Certificate of Amendment to Designation- After Issuance of Class or Series
The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6. Resolution: Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.*
Designation establishes Series B Special Voting Preferred Stock

7. Withdrawal:	Designation being Withdrawn:	Date of Designation:
No shares of the class or series of stock being withdrawn are outstanding.
The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *

8. Signature: (Required)	X
		Signature of Officer	Date:	6/14/2021

* Attach additional page(s) if necessary	Page 1 of 1
This form must be accompanied by appropriate fees.	Revised: 1/1/2019

TORCHLIGHT ENERGY RESOURCES, INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES B SPECIAL VOTING PREFERRED STOCK

PURSUANT TO SECTION 78.1955 OF THE

NEVADA REVISED STATUTES

Pursuant to Section 78.1955 of the Nevada Revised Statutes, the undersigned does hereby certify, on behalf of Torchlight Energy Resources, Inc., a Nevada corporation (“Company”), that the following resolution was duly adopted by the board of directors of the Company (the “Board”) pursuant to Article 3 of the Articles of Incorporation of the Company, as amended.

WHEREAS, the Amended and Restated Articles of Incorporation of the Company (the “Articles of Incorporation”) authorizes the issuance of up to 200,000,000 shares of preferred stock, par value $0.001 per share, of the Company (“Preferred Stock”) in one or more series, which Preferred Stock shall have such distinctive designation or title, voting powers or no voting powers, and such preferences, rights, qualifications, limitations or restrictions, as shall be stated in such resolution or resolutions providing for the issuance of such class or series of Preferred Stock as may be adopted from time to time by the Board prior to the issuance of any shares thereof;

WHEREAS, it is the desire of the Board to establish and fix the number of shares to be included in a new series of Preferred Stock and the designation, rights, preferences, powers, restrictions and limitations of the shares of such new series.

NOW, THEREFORE, BE IT RESOLVED, that the Board does hereby provide for the issue of a series of Preferred Stock and does hereby in this Certificate of Designation (this “Certificate of Designation”) establish and fix and herein state and express the designation, rights, preferences, powers, restrictions, and limitations of such series of Preferred Stock as follows:

TERMS OF SPECIAL VOTING PREFERRED STOCK

Section 1. Designation, Amount and Par Value. The series of Preferred Stock shall be designated as Series B Special Voting Preferred Stock (the “Special Voting Preferred Stock”) and the number of shares so designated shall be one (1). The sole outstanding share of Special Voting Preferred Stock shall have a par value of $0.001 per share.

Section 2. Dividends. The holder of record of the share of Special Voting Preferred Stock shall not be entitled to receive any dividends declared and paid by the Company.

Section 3. Voting Rights.

(a)  The holder of record of the share of Special Voting Preferred Stock, except as otherwise required under applicable law or as set forth in subparagraph (b) below, shall not be entitled to vote on any matter required or permitted to be voted upon by the stockholders of the Company.

(b) With respect to all meetings of the stockholders of the Company at which the holders of the Company’s common stock, par value $0.001 per share, are entitled to vote (each, a “Stockholder Meeting”) and with respect to any written consents sought by the Company from the holders of such common stock (each, a “Stockholder  Consent”), the holder of the share of Special Voting Preferred Stock shall vote together with the holders of such common stock as a single class except as otherwise required under applicable law, and the holder of the share of Special Voting Preferred Stock shall be entitled to cast on such matter a number of votes equal to one vote plus the number of Exchangeable Shares (the “Exchangeable Shares”) of 2798832 ONTARIO INC., a corporation existing under the laws of the Province of Ontario (“Canco”), outstanding as of the record date for determining stockholders entitled to vote at such Stockholder Meeting or in connection with the applicable Stockholder Consent (i) that are not owned by the Company or its affiliates and (ii) as to which the holder of the share of Special Voting Preferred Stock has received voting instructions from the holders of such Exchangeable Shares in accordance with the Voting and Exchange Trust Agreement (the “Trust Agreement”) to be entered into among the Company, Canco and the trustee thereunder (the “Trustee”).

Section 4. Liquidation. Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holder of record of the Special Voting Preferred Stock shall not be entitled to receive any assets of the Company available for distribution to its stockholders.

Section 5. Other Provisions.

(a) The holder of record of the share of Special Voting Preferred Stock shall not have any rights hereunder to convert such share into, or exchange such share for, shares of any other series or class of capital stock of the Company.

(b) The Trustee shall exercise the voting rights attached to the share of Special Voting Preferred Stock pursuant to and in accordance with the Trust Agreement. The voting rights attached to the share of Special Voting Preferred Stock shall terminate pursuant to and in accordance with the Trust Agreement.

(c) At such time as the share of Special Voting Preferred Stock has no votes attached to it, the Special Voting Preferred Stock shall be automatically cancelled.

(d) The effective date of this Certificate of Designation shall be upon filing with the Nevada Secretary of State.

Section 6. No Other Rights or Privileges. Except as specifically set forth herein, the holder of the share of Special Voting Preferred Stock shall have no other rights, privileges or preferences with respect to the Special Voting Preferred Stock.

RESOLVED, FURTHER, that the Chairman, the president or any vice-president, and the secretary or any assistant secretary, of the Company be and they hereby are authorized and directed to prepare and file this Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of the Nevada Revised Statutes.

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IN WITNESS WHEREOF, the undersigned has executed this Certificate this 14th day of June, 2021.

Name:	John A. Brda
Title:	President and Chief Executive Officer

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